SUPPLEMENT TO THE
DISTRIBUTION AGREEMENT
SUPPLEMENT made as of [__], 2016 (this “Supplement”) to the Distribution Agreement dated as of October 15, 2015 (the “Distribution Agreement”) between Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”), and Ramius Archview Credit and Distressed Fund and Ramius Archview Credit and Distressed Feeder Fund (each, the “Fund”).
Capitalized terms used but not defined in this Supplement shall have the meanings assigned to them in the Distribution Agreement
W I T N E S S E T H:
WHEREAS, the Fund has retained the Distributor to serve as the Fund’s principal underwriter in connection with the offering and sale of the Fund’s units of beneficial interests (“Interests”);
WHEREAS, pursuant to Section 3 of the Distribution Agreement, the Fund has made certain representations, warranties and covenants for the benefit of the Distributor; and
WHEREAS, it is in the interests of the parties hereto for the Fund to make certain additional representations, warranties, agreements and covenants for the benefit of the Distributor and each sub-distribution agent or dealer as Distributor may select.
NOW, THEREFORE, the parties agree as follows:
1.    Confirmation of Third-Party Beneficiary Status. Each person named in Exhibit A hereto (each, a “Sub-Distribution Agent”) is an intended third-party beneficiary of the representations, warranties, covenants and agreements of each Fund made pursuant to Section 3 of the Distribution Agreement.
2.    Additional Third-Party Beneficiary Provisions. In addition to, and not in limitation of, such terms of the Distribution Agreement, each Sub-Distribution Agent shall be an intended third-party beneficiary to the representations, warranties, covenants and agreements contained in Exhibit B hereto.
3.    Supplement Forms a Part of the Distribution Agreement. The parties hereto acknowledge and agree that this Supplement forms a material part of the Distribution Agreement and shall be enforceable to the same extent as if the terms of this Supplement were included in the body of the Distribution Agreement.
4.    Governing Law. This Supplement shall be governed by and construed in accordance with applicable federal securities laws and the laws of the State of Delaware.
5.    Survival. The representations, warranties, covenants and agreements of each Fund made pursuant to Section 3 of the Distribution Agreement and Sections 2, 3 and 5 of Exhibit B of this Supplement shall survive termination of the Distribution Agreement so long as a Merrill Lynch Client remains invested in such Fund.

1

IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the date and year first written above.

RAMIUS ARCHVIEW CREDIT AND DISTRESSED FUND
By:

Name:

Title:
RAMIUS ARCHVIEW CREDIT AND DISTRESSED FEEDER FUND
By:

Name:

Title:

FORESIDE FUND SERVICES, LLC
By:

Name:

Title:

2

EXHIBIT A
February 12, 2016

SUPPLEMENT TO THE
DISTRIBUTION AGREEMENT
Intended third-party beneficiaries pursuant to Sections 1 and 2 of the Supplement to the Distribution Agreement:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

A-1

EXHIBIT B
February 12, 2016
SUPPLEMENT TO THE
DISTRIBUTION AGREEMENT
Additional Representations, Warranties, Covenants and Agreements
The representations, warranties, agreements and covenants given and/or made below are for the benefit of the Distributor and each Sub-Distribution Agent named on Exhibit A to the Supplement to the Distribution Agreement (the “Supplement”). Each Sub-Distribution Agent is explicitly acknowledged, recognized and intended to be a third-party beneficiary under this Exhibit B to the Supplement. Each such Sub-Distribution Agent is referred to as a “Sub-Distribution Agent” below and each client of a Sub-Distribution Agent is referred to as a “Sub-Distribution Agent Client.”
Section 1.    Definitions.
Solely for purposes of this Exhibit B, the following terms are used with the definitions set forth below.
“Adviser” shall mean Ramius Advisors, LLC.
“Affiliate” shall have the meaning set forth in the Securities Act.
“Board” shall mean the Board of Directors or Trustees of the Fund, as the case may be.
“Business Day” shall mean a day when the New York Stock Exchange is open (whether for a full or partial session).
“Claims” shall mean, with respect to the Person in question, any actions, suits, claims, investigations or proceedings, pending or threatened, in any court or before or by any governmental or administrative agency, U.S. or non-U.S., against or involving or directly affecting such Person, any of the officers or employees of such Person and, except in the case of the Fund, any of such Person’s owners.
“Closing Time” shall mean the time as of which Interests are issued on each Issuance Date.
“Company Act” shall mean the Investment Company Act of 1940.
“Effective Date” shall mean the most recent date that the Registration Statement or any post-effective amendment thereto becomes effective.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Fund” or “Funds” shall mean each of Ramius Archview Credit and Distressed Fund and Ramius Archview Credit and Distressed Feeder Fund.
“Fund Investor” shall mean an investor in the Fund.
“Interests” shall each class of Shares issued by a Fund.
“Issuance Date” shall mean each date when Interests are issued and begin to participate in the performance of the Fund.
“Key Persons” shall initially mean each of John Humphrey and Jeffrey Jacob, provided, that such term shall also refer to each other person designated as a “Key Person” pursuant to the governing documents of Archview Fund L.P. for purposes of determining any liquidity right of the Limited Partners thereof.
“Key Person Event,” with respect to any Key Person, means such Key Person has either resigned from the Sub-Adviser and its affiliates or died, or a determination has been made by the Sub-Adviser that such Key Person has become permanently disabled.
“Law” shall mean the laws, rules and/or regulations promulgated by any governmental or public authority or any regulatory or self-regulatory organization or authority, including laws, rules and/or regulations relating to taxation, fees, levies and other impositions by or obligations due to any of the foregoing, as well as any formal or official interpretation thereof by any such authority or organization, in each case (unless the context otherwise requires) applicable to this Agreement or any Person’s participation in the transactions contemplated hereby.
“Merrill Lynch” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as a Sub-Distribution Agent.
“Merrill Lynch Client” shall mean a Sub-Distribution Agent Client of Merrill Lynch.
“Offering Materials” shall mean the Registration Statement and the Prospectus, as well as all of the sales material relating to the Interests that the Sub-Distribution Agent receives from the Distributor, the Adviser or the Fund, including materials created by the Sub-Distribution Agent and approved in writing by the Distributor to be used as such, unless the Distributor, the Fund or the Adviser indicates that such material is not for distribution to Prospective Fund Investors.
“Operative Documents” shall mean, in the case of the Fund, the Fund’s articles of association, limited partnership agreement, operating agreement, investment management or advisory agreement, distribution agreement, administration agreement and any other related agreements and governing or constituent documents to which it is a party. For the avoidance of doubt, the term Operative Documents does not refer to the constituent documents of the Adviser, although the Adviser is a signatory to certain Operative Documents.
“Other Distributors” shall mean any other placement agent, distributor, dealer, sub-distributor, selling agent or Persons acting in a similar capacity for the Fund or the Distributor.

“Person” shall mean any natural person or legal entity (whether or not having juridical personality).
“Prospective Fund Investor” shall mean any prospective Fund Investor.
“Prospectus” shall mean any prospectus (including any statement of additional information) relating to the Interests, filed with the SEC pursuant to Rule 497 under the Securities Act or, if no filing pursuant to Rule 497 is required, the form of final prospectus (including any statement of additional information) relating thereto included in any Registration Statement, in each case together with any amendments or supplements thereto.
“Registration Statement” shall mean any registration statement under the Company Act and Securities Act on Form N-2 relating to the Interests, including all exhibits thereto as of the effective date of the most recent post-effective amendment thereto.
“Related Party” shall mean, with respect to any Person (i) any Affiliate of such Person and (ii) any owner, officer, director, employee, agent or representative of such Person or any such Affiliate in their respective capacities as such.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933.
“Sub-Distribution Agent Information” shall mean information provided by the Sub-Distribution Agent in writing and expressly approved in writing by the Sub-Distribution Agent for inclusion in the Offering Materials in the context indicated by the Sub-Distribution Agent.
“Strategy” shall mean the strategy to be used for the Fund as described in the Prospectus, the Sub-Distribution Agent acknowledging that such description contemplates that the Strategy shall change and evolve over time.
“Sub-Adviser” shall mean Archview Investment Group LP.
“Subscribe” shall mean to make a Subscription.
“Subscriber” shall mean a Person making or seeking to make a Subscription.
“Subscription” shall mean an investment in an Interest.
“Subscription Agreement” shall mean the subscription agreement provided to the Sub-Distribution Agent by the Fund which each Prospective Fund Investor will be required to complete in order to become a Subscriber.
“Subscription Deadline” shall mean the deadline by which Subscription Agreements must be received by the Fund in order to be effective as of the immediately following Issuance Date (currently 5 Business Days prior to such Issuance Date).

Section 2.    The Fund represents and warrants as follows:
(a)The Fund is registered as an investment company under the Company Act and meets the requirements for use of Form N-2 under the Securities Act, the Company Act and the rules and regulations of the SEC under each such Act relating to Form N-2 (or of such successor form as the SEC may adopt). The Fund has filed with the SEC a Registration Statement on Form N-2 pursuant to Section 8(b) of the Company Act and is duly registered as a closed-end management investment company. The Prospectus conforms, and any further amendments or supplements to the Registration Statement or Prospectus will conform, in all material respects with the Securities Act and Company Act and the rules and regulations thereunder.
(b)The Fund will update the Registration Statement and the Prospectus, as well as all other Offering Materials annually or otherwise as necessary to comply with applicable Law and this Agreement. Copies of any such updated Offering Materials will be provided to the Sub-Distribution Agent on or prior to their applicable effective date (or, in the event that such delivery is impracticable, as soon as practicable following such applicable effective date).
(c)The Fund is duly organized and validly existing under the Laws of its jurisdiction of formation with full power and authority to perform its obligations and conduct its business in the manner contemplated by the Offering Materials, the Operative Documents and this Agreement. The Fund is duly qualified to transact business, is in good standing and will be in good standing in each jurisdiction in which the conduct of its business requires such qualification, and in which the failure to be so qualified could reasonably be considered to have a materially adverse effect on the Fund’s ability to do so.
(d)All of the issued and outstanding Interests have been duly authorized and validly issued and are non-assessable. The Interests have been authorized by requisite action on the part of the Fund and the Board and, when issued and delivered against payment in accordance with the provisions of the relevant Subscription Agreements, will be duly authorized, validly issued, fully paid and non-assessable equity interests. At each Closing Time, the Fund shall deliver to the Persons then subscribing good and valid title to the Interests then issued, free and clear of any liens, encumbrances, equities or Claims other than as set forth in the Operative Documents. The issuance of the Interests by the Fund is not subject to preemptive rights and the Fund does not have any outstanding options to purchase or any rights or warrants to subscribe for, or any securities or obligations convertible into, any Interests.
(e)(i) The Fund is not in violation of the Operative Documents in any material respects or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, fiscal agency agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its assets is subject; (ii) the execution, delivery and performance by the Fund of, and compliance with, the Operative Documents and the consummation by the Fund of the transactions contemplated herein and therein will not conflict with or result in a breach of any of the terms or provisions of, or constitute, with or without the giving of a notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets of the Fund pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Fund is a party or by which it may be bound or to which any of the assets of the Fund is subject, nor will such action result in any violation of or conflict with the terms or provisions of the Operative Documents of the Fund or, any Law, order, judgment, decree, rule or regulation applicable to the Fund; and (iii) no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or securities or futures association is required for the consummation by the Fund of the transactions contemplated by this Agreement (except such filings as may be required under the Securities Act or state securities laws, which will by timely filed, or any other similar filings that may be required in the future) or the Fund’s Operative Documents.
(f)The Operative Documents have been duly authorized by all requisite action on the part of the Fund, and have been duly executed and delivered by or on behalf of the Fund. Assuming due authorization, execution and delivery by the other parties thereto with respect to the Fund’s Operative Documents, each such Operative Document constitutes a valid and legally binding agreement of the Fund, enforceable against the Fund in accordance with its terms, except as the same may be subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and (iii) an implied covenant of good faith and fair dealing. The Fund will notify the Distributor and the Sub-Distribution Agent of any amendments to the Fund’s Operative Documents.
(g)Since the Effective Date of the Registration Statement and the Prospectus, there has been no material adverse change in the condition, financial or otherwise, business affairs or business prospects of the Fund and, except as disclosed in the Registration Statement and the Prospectus, there are no Claims now pending or, to the knowledge of the Fund, threatened against or affecting the Fund, as the case may be, which Claim may impair or adversely affect in any material respect the ability of the Fund to conduct its business as described in the Registration Statement and the Prospectus or perform its obligations under any Operative Document or to sell the Interests. The Fund shall promptly notify the Distributor and the Sub-Distribution Agent in writing if it becomes aware of any such actual or threatened Claim.
(h)Any offering of Interests (other than by the Sub-Distribution Agent or any Affiliate of the Sub-Distribution Agent) made or to be made within the United States was or will be made, as applicable, in compliance with U.S. federal and state securities and commodities Laws, and any offering of Interests (other than by the Sub-Distribution Agent or any Affiliate of the Sub-Distribution Agent) made or to be made outside the U.S. was or will be made, as applicable, in compliance with local Laws.
(i)The Fund does not require any governmental, regulatory or exchange approvals or licenses (except such registrations as have been made or obtained by the Fund under the Company Act, the Securities Act or other applicable Law) nor need it effect any filings or registrations with any U.S., state or governmental agencies (except such filings as may be required under the Company

Act, the Securities Act or state securities laws, which will be timely filed) in order to conduct its business and to act as contemplated by the Prospectus.
(j)The Offering Materials considered as a whole, and the Registration Statement and the Prospectus considered on a stand-alone basis — in each case excluding the Sub-Distribution Agent Information — do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and are otherwise in compliance with applicable Laws.
(k)Except as disclosed in the Prospectus, no director of the Fund is an “interested person” (as defined in the Company Act) of the Fund or an “affiliated person” (as defined in the Company Act) of Merrill Lynch.
(l)The sale of Interests by broker-dealers is governed by NASD Rule 2830 of FINRA and FINRA Rule 5110.
(m)The Fund is solely responsible for the contents of the Offering Materials (excluding the Sub-Distribution Agent Information).
(n)(i) The directors and officers/errors and omissions insurance policy and the fidelity bond required by Rule 17g-1 of the Company Act rules and regulations, in each case applicable to the Fund, are in full force and effect; (ii) the Fund is in compliance with the terms of such policy and fidelity bond in all material respects; (iii) there are no claims by the Fund under any such policy or fidelity bond that would have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated herein; and (iv) the Fund has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated herein.
(o)The Fund has not received notice of any Claim that it is subject to tax on a net basis in any jurisdiction other than its state of organization or jurisdiction of organization, as applicable, by virtue of having conducted a trade or business there.
(p)All disclosure materials furnished by the Fund to the Distributor or the Sub-Distribution Agent in addition to the Offering Materials taken collectively (including both such disclosure materials and such Offering Materials) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and are otherwise in compliance with applicable Law.
The Fund shall inform the Distributor and the Sub-Distribution Agent: (i) as promptly as practicable if the Fund becomes aware of any circumstances which could make any of the foregoing representations and warranties no longer accurate and complete; and (ii) immediately if any of the foregoing representations or warranties is, in fact, no longer accurate and complete.

Section 3.    The Fund covenants as follows:
(a)In accordance with the Fund’s Operative Documents, the Fund will accept from any qualified Sub-Distribution Agent Client: (i) a minimum initial Subscription in the amount of $25,000; and (ii) additional Subscriptions in the minimum amount of $10,000, or such lesser amounts subsequently provided in the Operative Documents (or, if applicable, as otherwise approved by the Board) subject, in each case, to such Sub-Distribution Agent Clients meeting the investor eligibility requirements of the Fund as set forth in the Prospectus; provided, that the Fund will accept from any qualified Sub-Distribution Agent Client investing through Merrill Lynch discretionary model portfolios a minimum initial Subscription in the amount of $10,000. The foregoing minimum initial and additional Subscription amounts shall apply to a Sub-Distribution Agent Client’s net Subscription amount, after deducting any upfront placement fees charged by the Sub-Distribution Agent to Sub-Distribution Agent Clients, if applicable.
(b)The Fund will make available an aggregate investment capacity of at least $200 million in aggregate net Subscriptions submitted by Merrill Lynch with respect to qualified Merrill Lynch Clients during the twenty four (24) month period beginning on the first Issuance Date at which Merrill Lynch Clients are issued an Interest in a Fund; provided, that such capacity allowance shall expire if aggregate subscriptions by Merrill Lynch Clients are less than $50 million as of the end of the first twelve (12) months of such period. Upon request of the Distributor, the Fund will consider making additional investment capacity available to Merrill Lynch Clients if the allotted capacity is reached or expires.
(c)The Fund or its delegates (other than the Distributor) are responsible for determining that each Prospective Fund Investor subscribing for an Interest is qualified to invest in the Fund in accordance with the eligibility requirements set forth in the Prospectus, and that each Subscriber outside of the United States satisfies any other offering requirements applicable in any non-U.S. jurisdiction where the Interests may be offered or acquired. For purposes of the foregoing, the Fund and its delegates shall be entitled to rely on the representations and warranties made by Subscribers in their Subscription Agreements; provided, that the Fund or its delegates have no reason to believe that such representations and warranties are not accurate.
(d)The Fund or its delegates (other than the Distributor) are responsible for making all regulatory filings (registrations, qualifications, exemptions or otherwise) in order to continue the offering of the Interests, including under any applicable state, federal or non-U.S. jurisdictions designated as Approved Jurisdictions on Exhibit B hereto (as amended from time to time), and the Fund will consider qualifying the Interests for sale in each jurisdiction which the Distributor reasonably requests. The Fund will maintain such qualifications for the offering of Interests in Approved Jurisdictions as long as may be reasonably requested by the Distributor; provided, that the Fund or its delegate shall promptly notify the Distributor and each Sub-Distribution Agent in the event that any such qualifications cease to be available in an Approved Jurisdiction.
(e)For so long as the capacity allowance set forth in Section 3(a) applies, the Fund will accept all Subscriptions submitted by the Subscription Deadline (or such shorter period permitted by the Fund) from all Merrill Lynch Clients; provided, that the Fund may reject Subscriptions from Merrill Lynch Clients who: (i) are not qualified to invest in the Fund pursuant to the eligibility requirements set forth in the Prospectus or have not satisfied the anti-money launder or similar requirements imposed by the Fund’s administrator; or (ii) have not submitted a fully completed or duly executed Subscription Agreement. If the Fund is considering rejecting a Subscription submitted by Merrill Lynch, the Fund shall give Merrill Lynch as much advance notice as reasonably possible with the objective of making such Subscription (or if necessary a substitute Subscription) acceptable (subject to the Subscriber meeting the Fund’s eligibility requirements). If the capacity allowance set forth in Section 3(a) no longer applies or has expired, the Fund may reject any Subscription in its sole discretion; provided, that the Fund will give Merrill Lynch as much advance notice as reasonably possible if the Fund determines not to accept Subscriptions from Merrill Lynch Clients generally.
(f)The Fund will provide the Sub-Distribution Agent with any changes to the current form of Subscription Agreement that each Prospective Fund Investor will be required to complete (and will use commercially reasonable efforts to provide the revised Subscription Agreement in advance of such changes becoming effective for subsequent investments so that the Sub-Distribution Agent has reasonable time to have any affected Sub-Distribution Agent Clients complete such revised Subscription Agreement prior to the immediately following Issuance Date). The Fund will use with respect to Merrill Lynch Clients a Subscription Agreement, including a Merrill Lynch Subscription Agreement Signature Page, in the form agreeable to Merrill Lynch.
(g)Notwithstanding anything to the contrary in the Offering Materials, any Sub-Distribution Agent Client invested in the Fund will only be required to submit repurchase requests to the Sub-Distribution Agent (not to the Distributor or the Fund itself) by the standard repurchase request deadline for the Fund as described in the Prospectus — the Sub-Distribution Agent to notify the Fund of such repurchase requests within two (2) calendar days following such deadline.
(h)The Fund agrees that all subscription and repurchase requests by Sub-Distribution Agent Clients shall be submitted to the Fund by the Sub-Distribution Agent for and on behalf of Sub-Distribution Agent Clients. The Fund will not accept or otherwise process Fund subscription and repurchase requests submitted directly by Sub-Distribution Agent Clients except as the Sub-Distribution Agent may otherwise agree in writing.
(i)The Fund will deliver to the Distributor (as applicable) and to the Sub-Distribution Agent’s designated distribution center, as promptly as practicable, electronic copies and such number of hard copies of the Offering Materials as the Sub-Distribution Agent may reasonably request in writing, such delivery at the expense of the Fund. Notwithstanding the foregoing, the Fund will, with concurrent or advance written notice to the Sub-Distribution Agent, distribute or cause to be distributed the following materials to Fund Investors: (i) the Offering Materials; (ii) performance reports; (iii) net asset value statements; (iv) annual audited (and any interim) Fund financial statements; (v) investor letters; (vi) Fund commentary; (vii) tender offers; and (viii) tax documentation, including Form 1099. It will be the responsibility of the Fund or the Adviser, as applicable, to distribute or cause to be distributed any required amendments, supplements and updates, including the above-referenced information, directly to Fund Investors with copies to the Sub-Distribution Agent.

(j)The Fund agrees that the Sub-Distribution Agent is authorized to provide (or cause the Sub-Distribution Agent’s designated distribution center to provide) to Prospective Fund Investors, in hard copy or electronic format, the Registration Statement and the Prospectus, the Operative Documents and such other Offering Materials approved for distribution by the Fund and the Distributor; provided, that the Sub-Distribution Agent shall have no obligation to use any Offering Materials other than the Registration Statement, the Prospectus, the Subscription Agreement and such other Offering Materials specified by the Fund and the Distributor to be given by the Sub-Distribution Agent to Prospective Fund Investors.
(k)If any event relating to or affecting the Fund occurs as a result of which the Fund believes that it has become necessary or advisable to amend or supplement any of the Offering Materials or which the Fund believes might reasonably be considered to be material, the Fund will promptly so inform the Distributor and the Sub-Distribution Agent and furnish the Distributor (as applicable) and the Sub-Distribution Agent with a reasonable number of copies of such amendments or supplements to the Offering Materials.
(l)Subject to applicable laws, the Fund will give, or cause its delegates (other than the Distributor) to give, copies of all material correspondence sent by or on behalf of the Fund or the Adviser to Fund Investors generally or to any particular Sub-Distribution Agent Client (excluding routine statements of account) to the Sub-Distribution Agent contemporaneously with the distribution of such information to Fund Investors generally or such Sub-Distribution Agent Client.
(m)The Fund will provide, or cause its delegates (other than the Distributor) to provide, ongoing information to the Sub-Distribution Agent in formats acceptable to the Sub-Distribution Agent, in order to facilitate the recording of Interests on the books and records of the Sub-Distribution Agent.
(n)The Fund will provide, or cause its delegates (other than the Distributor) to provide, the Sub-Distribution Agent with monthly performance summaries by the twentieth (20th) day of the following month and such other Fund-related information reasonably requested by the Sub-Distribution Agent. The Fund will cooperate in good faith with reasonable requests from the Distributor or the Sub-Distribution Agent regarding the form, content or timing of such monthly performance summaries or other appropriate communications.
(o)The Fund will use reasonable efforts to cooperate, and will request that the Adviser cooperate, with the Sub-Distribution Agent’s ongoing due diligence process relating to the Adviser, the Sub-Adviser and the Fund, to the extent consistent with the Fund’s confidentiality obligations to the Fund or the Adviser.
(p)The Fund will use commercially reasonable efforts to comply with all applicable anti-money laundering Laws and will cooperate with the Distributor and the Sub-Distribution Agent in their efforts to confirm such compliance.
(q)The Fund agrees not to directly, or indirectly through the Distributor, the Adviser or any other Person, enter into any distribution or sub-distribution, dealer, placement agent, selling or similar agreement relating to the Fund with any Other Distributor — or issue any class or series of

Interests to clients of any Other Distributor — that has the effect of establishing rights or otherwise benefitting Other Distributors or their clients in a manner more favorable in any material respect than the rights and benefits established in favor of the Sub-Distribution Agent and the Sub-Distribution Agent Clients, including the amount of aggregate compensation payable under such agreements and any informational rights relating to the Fund, unless those rights or benefits (together with any associated obligations) are offered to the Sub-Distribution Agent with respect to Sub-Distribution Agent Clients.
(r)The Fund acknowledges that, as of the date hereof, the maximum amount of all items of compensation payable to the Sub-Distribution Agent shall not exceed 6.25% of the total gross sales of the Fund, in accordance with NASD Rule 2830. If at any time the aggregate asset-based, front-end and deferred sales charges (as such terms are used in NASD Rule 2830) described in the Prospectus, if any, exceed 4% of total gross sales (as such terms are used in NASD Rule 2830) of Interests, the Fund shall provide the Distributor and the Sub-Distribution Agent with a report within five (5) Business Days of each calendar month-end stating the current sales charge percentage as of such month-end. The Fund shall notify the Distributor and the Sub-Distribution Agent promptly if at any time the aggregate asset-based, front-end and deferred sales charges exceed 5.625% of total new gross sales of Interests (or, as applicable, 90% of any limitation on aggregate asset-based, front-end and deferred sales charges imposed by FINRA under NASD Rule 2830 or any successor regulation to NASD Rule 2830 applicable to the Fund).
(s)The Fund will promptly inform the Distributor and the Sub-Distribution Agent in writing if the aggregate net asset value of the Interests owned by Fund Investors that have been identified, referred or solicited by any Other Distributor exceeds 30% of the net asset value of a Fund.
(t)The Fund will advise the Distributor and the Sub-Distribution Agent promptly in writing (which may consist of, without limitation, a supplement to the Prospectus) of: (i) the Fund’s determination to suspend the sale of Interests at any time in response to conditions in the securities markets or otherwise; (ii) the commencement of any Claim against the Distributor, the Fund, their respective Affiliates, or any of their respective officers or directors, in connection with the issue and sale of any Interests; (iii) unless prohibited by applicable Law, any material correspondence or other communication by the SEC or its staff relating to the Distributor or the Fund, or otherwise impacting the sale and offering of Interests of the Fund, that the Distributor or the Fund believes will have a material adverse effect on the Fund (other than correspondence or communication relating to (A) routine or sweep examinations or (B) comments received from the SEC staff on the Fund’s Registration Statement, Prospectus or other filing with the SEC); (iv) the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement of the Fund then in effect or the initiation of any proceeding for that purpose; and (v) all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus of such Fund which may from time to time be filed with the SEC.
(u)Notwithstanding the disclosure in the Registration Statement and the Prospectus to the contrary, the Fund will not change the Strategy in any material respects unless the Board has considered providing each Fund Investor the opportunity to tender its Interest prior to any such changes taking effect.
(v)The Fund shall use commercially reasonable efforts to make only cash distributions to Fund Investors, and not distribute assets in-kind. In the event that any Sub-Distribution Agent Client invested in the Fund is nonetheless required to receive an in-kind distribution from the Fund, such distribution shall be made directly to an account maintained by the Sub-Distribution Agent for such Sub-Distribution Agent Client (and not, for the avoidance of doubt, to any account of such Sub-Distribution Agent Client not maintained with the Sub-Distribution Agent).
(w)To the extent required, the Fund shall: (i) prepare and timely file a U.S. income tax or informational tax return, as applicable; (ii) deliver its annual audited financial statements in hard copy to Fund Investors, the Distributor and the Sub-Distribution Agent within sixty (60) days of the completion of each fiscal year, with a copy to the Sub-Distribution Agent promptly upon the filing of Form N-CSR.
(x)The Fund understands and agrees that: (i) one or more investments in the Fund may be made in the name of the Sub-Distribution Agent for the benefit of Sub-Distribution Agent Clients; and (ii) any matter that is submitted for the consent, approval or vote of investors in the Fund will be sent directly to such Sub-Distribution Agent Clients (with a copy to the Sub-Distribution Agent) and that each such Sub-Distribution Agent Client will have the right to provide such consent, approval or vote.
(y)The Fund will promptly notify the Distributor and the Sub-Distribution Agent if the Fund has reason to believe that any Offering Materials contain a material misstatement or omission regarding the Fund’s operations, or if the Fund has reason to believe that the occurrence of any event or of any change in circumstances has resulted in the Offering Materials not including all required information relating to the Fund to be included therein.
(z)The Fund shall cooperate with the Sub-Distribution Agent to include such disclosure and/or disclaimer language in the Offering Materials as the Sub-Distribution Agent may reasonably request notifying investors, among other things, of: (i) certain matters substantially in the form attached hereto as Exhibit A; and (ii) the fact that the Sub-Distribution Agent is not a sponsor of the Fund and has no authority or control over, or any responsibility for, the management, operation or trading activities of the Fund or for the accuracy or completeness of the Offering Materials; provided, that the Offering Materials shall contain no statements regarding the Sub-Distribution Agent — other than the factual statement that the Sub-Distribution Agent has an agreement with the Distributor to act as an agent to solicit investors to invest in the Fund — without the prior written consent of the Sub-Distribution Agent.
(aa)The Fund shall provide the Sub-Distribution Agent with the same degree of transparency regarding the Fund’s (or its underlying trading vehicle’s) portfolio holdings as provided to any Fund Investor or Prospective Fund Investor that invests in the Fund (or its underlying trading vehicle, either directly or indirectly through a feeder fund).

(ab)The Fund shall promptly notify the Distributor and the Sub-Distribution Agent of the determination of the Fund to suspend the calculation of the net asset value of, or the payment of redemption/withdrawal proceeds by, the Fund or redemptions/withdrawals from the Fund.
(ac)The Fund or another Person other than the Sub-Distribution Agent will pay all fees and expenses incidental to the performance of the obligations of the Distributor under the Sub-Distribution Agency Agreement, including: (i) the printing or reproduction and delivery to the Sub-Distribution Agent and its designated fulfillment vendor (currently Harte-Hanks) in quantities as reasonably requested of copies of the Offering Materials and all amendments or supplements thereto and of any supplemental sales materials; (ii) the filing fees and the fees and disbursements incurred by the Distributor, the Fund and the Adviser relating to the offering of Interests; and (iii) all distribution or related costs incurred by the Sub-Distribution Agent payable to the designated fulfillment vendor. The Fund acknowledges that the Sub-Distribution Agent and/or the designated fulfillment vendor shall periodically submit an invoice to the Fund detailing such fees and expenses, which shall be promptly reimbursed or paid by the Fund to the Sub-Distribution Agent or to the designated fulfillment vendor directly (as the case may be).
(ad)None of the Fund or its Related Parties will permit investments in any class or series of Interests by any investor that the Distributor or the Fund knows (or has reason to believe) to be a Sub-Distribution Agent Client unless such investment is made pursuant to the Sub-Distribution Agreement or as otherwise agreed by the Sub-Distribution Agent; provided, that the Fund and its Related Parties may permit investment by any such investor through another distributor (pursuant to a sub-distribution or similar agreement with such other distributor) if the Distributor, the Fund and their Related Parties had no role in introducing such investor to such other distributor.
(ae)None of the Fund or its Related Parties may disseminate any written reference to Merrill Lynch, Bank of America or any of their Related Parties relating in any respect to the transactions contemplated hereby without the prior written consent of the Sub-Distribution Agent; provided, that the Fund may: (i) disclose to its service providers who are required to know such information in the performance of their services and who are subject to confidentiality obligations that Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as a sub-distribution agent pursuant to this Agreement; and (ii) disseminate written reference to Merrill Lynch, Bank of America or their Affiliates to the extent required by Law or to fulfill duties and obligations under the Sub-Distribution Agency Agreement.
(af)The Fund acknowledges that the Sub-Distribution Agent may perform its functions in connection with such other relationships (whether fiduciary relationships or otherwise) without regard to its relationship with the Distributor under the Sub-Distribution Agency Agreement, and, except for the purposes of such agreement, the Sub-Distribution Agent shall not be required to account to the Fund or the Adviser for any payment, remuneration, profit or benefit which the Sub-Distribution Agent and/or its affiliates obtain as a result of: (i) entering into any transaction with or for the Fund, the Adviser or any competitor thereof; (ii) providing any services to the Fund, the Adviser or any competitor thereof; or (iii) acting in any capacity described in Section 12 of the Sub-Distribution Agency Agreement or otherwise unrelated to such agreement.

(ag)If the Fund becomes aware that all Key Persons have been the subject of a Key Person Event, the Fund will promptly notify the Distributor and the Sub-Distribution Agent, and the Board will consider commencing a repurchase offer for all outstanding Units no later than sixty (60) days after the date on which it becomes aware of a Key Person Event or such other action as the Board determines is in the best interests of Shareholders under the circumstances.
Section 4.    Indemnification.
(a)    The Fund shall indemnify and hold harmless (i) the Distributor Indemnitees (as such term is defined in the Distribution Agreement), (ii) the Sub-Distribution Agent, any of its respective affiliates or any owner, officer, employee or representatives of the foregoing in their capacity as such, and (iii) any persons controlling the persons listed in clause (ii) hereof within the meaning of the Securities Act or the Exchange Act (collectively, the “Indemnified Parties”) from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, to which the Indemnified Party may become subject or otherwise, insofar as such loss, claim, damage, liability or action relates to or arises out of (i) any untrue statement of a material fact contained in the Offering Materials, or the omission to state therein a material fact necessary to make the statements therein not misleading, or (ii) any material breach by the Fund of the representations, warranties or covenants contained in the Distribution Agreement or this Supplement, and shall reimburse such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage, liability or action relates to or arises out of any untrue statement or omission contained in the Offering Materials relating to the Sub-Distribution Agent or to any of its affiliates that was made in reliance upon and in conformity with information furnished or approved by the Sub-Distribution Agent in writing for use in the Offering Materials.
(b)    Promptly after receipt by an Indemnified Party under this Section 4 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, notify the Fund in writing of the claim or the commencement of that action provided that the failure to notify the Fund will not relieve the Fund from any liability which it may have to an Indemnified Party unless, and solely to the extent that, such failure materially affects the Fund’s case. If any such claim or action is brought against any Indemnified Party, and it shall notify the Fund, the Fund shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified party, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party (which consent may not be unreasonably withheld or delayed). After notice from the Fund to the Indemnified Party of its election to assume the defense of such claim or action, the Fund shall not be liable to the Indemnified Party under this Section 4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation in connection with the defense. The Indemnified Party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized in writing by the Fund, (ii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Party) between the Indemnified Party and the Fund (in which case the Fund will not have the right to direct the defense of such action on behalf of the

Indemnified Party), or (iii) the Fund has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Fund. The Fund will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed).
(c)    The indemnity provided by this Section 4 shall not relieve the Fund from any liability any such party may otherwise have.
(d)    The provisions of this Section 4 shall survive termination of the Distribution Agreement.
Section 5.    The Fund agrees as follows:
All representations, warranties and covenants of the Fund contained in the Distribution Agreement or this Supplement or contained in certificates of any Party submitted pursuant hereto shall remain operative and in full force and effect regardless of any investigation made by, or on behalf of, the Distributor, and shall survive the date hereof and each Closing Time and shall be deemed to be restated and reaffirmed as of each such Closing Time.
The Fund may not alter, amend, terminate, waive, rescind or otherwise modify any representation, warranty or covenant made herein or any other provision of this Supplement without the prior written consent of the Distributor.
Whenever in this Supplement it is stated that a party will take or refrain from taking a particular action, such party may nevertheless refrain from taking or take such action if advised by counsel that doing so is required by Law or advisable to ensure compliance with Law, and shall not be subject to any liability hereunder for doing so, although such action shall permit termination of this Supplement by the other parties.
With respect to the Sub-Distribution Agent, the Distributor and the Fund agree not to waive or amend any terms of the Distribution Agreement or this Supplement which would adversely affect in any material respect any of the third party beneficiary rights granted to the Sub-Distribution Agent, or the ability of the Sub-Distribution Agent to perform its obligations under the applicable provisions of the Sub-Distribution Agency Agreement between the Distributor and the Sub-Distribution Agent, without the Sub-Distribution Agent’s prior written consent.

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